CUSTODY AGREEMENT

THIS AGREEMENT is made and entered into as of the 15th day of March, 2013, by and between DOUBLELINE INCOME SOLUTIONS FUND, a Massachusetts business trust (the “Fund”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company; and

WHEREAS, the Custodian is a bank having the qualifications prescribed in Section 26(a)(1) of the 1940 Act; and

WHEREAS, the Board of Trustees of the Fund desires to retain the Custodian to act as custodian of its cash and securities; and

WHEREAS, the Board of Trustees of the Fund has delegated to the Custodian the responsibilities set forth in Rule 17f-5(c) under the 1940 Act and the Custodian is willing to undertake the responsibilities and serve as the foreign custody manager for the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

1.01 “Authorized Person” means any Officer or person duly authorized by the Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund and named in Exhibit A hereto or in such resolutions of the Board, certified by an Officer, as may be received by the Custodian from time to time.

1.02 “Board of Trustees” means the trustees from time to time serving under the Fund’s declaration of trust, as amended from time to time.

1.03 “Book-Entry System” means a federal book-entry system as provided in Subpart O of Treasury Circular No. 300, 31 CFR 306, in Subpart B of 31 CFR Part 350, or in such book-entry regulations of federal agencies as are substantially in the form of such Subpart O.

1.04 “Business Day” means any day recognized as a settlement day by The New York Stock Exchange, and any other day for which the Fund computes the net asset value of Shares.

1.05 “Document Custodian” means the Custodian when acting in the role of a document custodian hereunder.

1.06 “Eligible Foreign Custodian” has the meaning set forth in Rule 17f-5(a)(1) under the 1940 Act; the term does not include any Eligible Securities Depository.

1.07 “Eligible Securities Depository” has the meaning set forth in Rules 17f-4 and 17f-7(b)(1) under the 1940 Act.

1.08 “Foreign Assets” has the meaning set forth in Rule 17f-5(a)(2) under the Investment Company Act.

1.09 “Fund Assets” means with respect to the Fund, the Securities, cash and other assets (including Foreign Assets) of the Fund held by the Custodian, any Sub-Custodian, Book-Entry System, Securities Depositary or any nominee thereof pursuant to the terms of this Agreement.

1.10 “Fund Custody Account” means any of the accounts in the name of the Fund provided for in Section 3.02 below.

1.11 “IRS” means the Internal Revenue Service.

1.12 “FINRA” means the Financial Industry Regulatory Authority, Inc.

1.13 “Loan” means any U.S. dollar denominated debt obligation of a company or similar entity, commercial loan, or participation therein, made by a bank or other financial institution that by its terms provides for payments of principal and/or interest, including discount obligations and payment- in-kind obligations, acquired by the Fund from time to time. For avoidance of doubt, a Loan shall include any Loan purchased from a previous owner, a Participation and an assignment, but shall not include any bond.

1.14 “Loan Checklist” means a list delivered to the Custodian in connection with delivery of a Loan to the Custodian that identifies the items contained in the related Loan File and that indicates any documents that are Required Loan Documents for purposes of this Agreement.

1.15 “Loan Documents” means those documents to the extent delivered to the Custodian.

1.16 “Loan File” means, with respect to each Loan delivered to the Custodian, each of the Loan Documents identified on the related Loan Checklist.

1.17 “Loan Trade Confirmation” means a confirmation to the Custodian from the Fund of the Fund’s acquisition of a Loan, and setting forth applicable information with respect to such Loan, which confirmation may be in the form of Exhibit C attached hereto and made a part hereof, subject to such changes or additions as may be agreed to by, or in such other form as may be agreed to by, the Custodian and the Fund from time to time.

1.18 “Noteless Loan” means a Loan with respect to which (i) the related loan agreement does not require the obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Loan and (ii) no Underlying Notes are outstanding with respect to the portion of the Loan transferred to the Fund.

1.19 “Officer” means the Chairman, President, any Vice President, any Assistant Vice President, the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer of the Fund or any other officers as the Board of Trustees may designate.

1.20 “Oral Instructions” means instructions orally transmitted to and received by the Custodian that are: (i) reasonably believed by the Custodian to have been given by any Authorized Person, (ii) recorded and kept among the records of the Custodian made in the ordinary course of business, and (iii) orally confirmed by the Custodian. The Fund shall cause all Oral Instructions to be confirmed by Written Instructions on or before 5:00 p.m. Central Time. If such Written Instructions confirming Oral Instructions are not received by the Custodian prior to 5:00 p.m. Central Time, it shall in no way affect the validity of the transaction or the authorization thereof by the Fund. If Oral Instructions vary from the Written Instructions that purport to confirm them, the Custodian shall notify the Fund of such variance but such Oral Instructions will govern unless the Custodian has not yet acted.

1.21 “Participation” means an interest in a Loan that is acquired indirectly by way of a participation from a selling institution.

1.22 “Proper Instructions” means Oral Instructions and Written Instructions.

1.23 “Required Loan Documents” means, for each Loan:

(a) in the case of an assignment, an executed copy of the assignment for such Loan;

(b) in the case of a Participation, an executed copy of the document evidencing the Fund’s rights to the payment of interest and principal in respect of a Loan;

(c) in the case of a Noteless Loan, a copy of the loan register with respect to such Noteless Loan evidencing registration of such Loan on the books and records of the applicable obligor or bank agent to the name of the Fund (or its subsidiary or nominee);

(c) with the exception of Noteless Loans and Participations, the original executed Underlying Note endorsed by the issuer or the prior holder of record in blank or to the Fund;

(d) an executed copy of the Underlying Loan Agreement (which may be included in the Underlying Note if so indicated in the Loan Checklist), together with a copy of all amendments and modifications thereto, as identified on the Loan Checklist;

(e) a copy of each related security agreement (if any) signed by the applicable Obligor(s), as identified on the Loan Checklist;

(f) a copy of the Loan Checklist;

(g) a copy of each related guarantee (if any) then executed in connection with such Loan, as identified on the Loan Checklist; and

(h) such other documents as the Fund delivers to the Custodian in connection with the Fund’s interest in a Loan; provided that certain of the documents described in (a) through (g) above, may not be provided or available to the Fund with respect to certain types of Loans (such documents “Unavailable Loan Documents”). The Fund and the Custodian shall cooperate in good faith to identify certain types of Loans in respect of which there will be Unavailable Loan Documents because of general market practice or otherwise, and the parties agree to memorialize in writing those types of Loans and, for each type of Loan, the Unavailable Loan Documents related to that type of Loan. Notwithstanding any provision of this Agreement, neither the failure of the Fund to deliver Unavailable Loan Documents to Custodian hereunder nor the failure of Custodian to keep custody of such Unavailable Loan Documents shall constitute a breach of this Agreement.

1.24 “SEC” means the Securities and Exchange Commission.

1.25 “Securities” means, without limitation, common and preferred stocks, bonds, call options, put options, debentures, notes, bank certificates of deposit, bankers’ acceptances, Loans, including Loan Documents and Financing Documents, mortgage-backed securities or other obligations, and any certificates, receipts, warrants or other instruments or documents representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein, or any similar property or assets that the Custodian or its agents have the facilities to clear and service.

1.26 “Securities Depository” has the meaning specified in Rule 17f-4(c)(6) under the 1940 Act.

1.27 “Shares” means, with respect to the Fund, the units of beneficial interest issued by the Fund.

1.28 “Sub-Custodian” means (i) a branch of a “U.S. bank,” as that term is defined in Rule 17f-5 under the 1940 Act, (ii) an “intermediary custodian” as that term is defined in Rule 17f-4 under the 1940 Act, and (iii) an Eligible Foreign Custodian.

1.29 “Underlying Loan Agreement” means, with respect to any Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Loan is made.

1.30 “Underlying Loan Documents” means, with respect to any Loan, the related Underlying Loan Agreement together with any agreements and instruments (including any Underlying Note) executed or delivered in connection therewith.

1.31 “Underlying Note” means the one or more promissory notes executed by an obligor evidencing a Loan.

1.32 “Written Instructions” means (i) written communications actually received by the Custodian and signed by an Authorized Person or (ii) communications by facsimile or Internet e-mail communications or any other such system from one or more persons reasonably believed by the Custodian to be Authorized Persons.

ARTICLE II.

APPOINTMENT OF CUSTODIAN

2.01 Appointment. The Fund hereby appoints the Custodian as custodian of all assets of the Fund delivered to the Custodian by or on behalf of, or for the account of, the Fund at any time during the period of this Agreement, on the terms and conditions set forth in this Agreement, and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The Fund hereby delegates to the Custodian in accordance with Rule 17f-5(b) the responsibilities with respect to the Foreign Assets of the Fund, and the Custodian hereby accepts such delegation as Foreign Custody Manager (as such term is defined in Rule 17f-5 under the 1940 Act, the “Foreign Custody Manager”) for the Fund on the terms and conditions set forth in this Agreement and the 1940 Act and the rules and regulations thereunder. The services and duties of the Custodian shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Custodian hereunder.

2.02 Documents to be Furnished. The following documents, including any amendments thereto, will be provided contemporaneously with the execution of the Agreement to the Custodian by the Fund:

(a)	A copy of the Fund’s declaration of trust, certified by the Secretary;

(b)	A copy of the Fund’s bylaws, certified by the Secretary;

(c)	A copy of the resolution of the Board of Trustees of the Fund appointing the Custodian, certified by the Secretary;

(d)	A copy of the current prospectus of the Fund (the “Prospectus”);

(e)	A certification of the Chairman or the President and the Secretary of the Fund setting forth the names and signatures of the current Officers of the Fund and other Authorized Persons; and

(f)	An executed authorization required by the Shareholder Communications Act of 1985, attached hereto as Exhibit E.

2.03	Notice of Appointment of Transfer Agent. The Fund agrees to notify the Custodian in writing of the appointment, termination or change in appointment of any transfer agent of the Fund.

ARTICLE III.

CUSTODY OF CASH AND SECURITIES

3.01 Segregation. All Securities and non-cash property held by the Custodian for the account of the Fund (other than Securities maintained in a Securities Depository, Eligible Securities Depository or Book-Entry System) shall be physically segregated from other Securities and non-cash property in the possession of the Custodian (including the Securities and non-cash property of the Fund) and shall be identified as subject to this Agreement.

3.02 Fund Custody and Cash Accounts. The Custodian shall open and maintain in its trust department: (x) a custody account in the name of the Fund, subject only to draft or order of the Custodian, in which the Custodian shall enter and carry all Fund Assets (other than Loans) of the Fund which are delivered to it and (y) cash accounts, including any subaccounts, in the name of the Fund, subject only to draft or order of the Custodian, in which the Custodian shall enter and carry all principal and interest received with respect to the Loans. The amounts held in the cash accounts shall be transferred in the Fund’s custody account on a daily basis. For avoidance of doubt, the Custodian shall not be required to credit or deposit Loans in the custody account but shall instead maintain a register (in book-entry form or in such other form as it shall deem necessary or desirable) of such Loans, containing such information as the Fund and the Custodian may reasonably agree; provided that, with respect to such Loans, all Required Loan Documents shall be held in the custody and safekeeping of the Custodian, individually segregated from the securities and investments of any other person and marked so as to clearly identify them as the property of the Fund as set forth in this Agreement.

3.03 Appointment of Agents.

(a)	In its discretion, the Custodian may appoint one or more Sub-Custodians to establish and maintain arrangements with (i) Eligible Securities Depositories or (ii) Eligible Foreign Custodians who are members of the Sub-Custodian’s network to hold Fund Assets and to carry out such other provisions of this Agreement as it may determine. The appointment of any such Sub-Custodians and maintenance of any Fund Assets therewith shall be at the Custodian’s expense and shall not relieve the Custodian of any of its obligations or liabilities under this Agreement. The Custodian shall be liable for the acts or omissions of any Sub-Custodians (regardless of whether Fund Assets are maintained in the custody of a Sub-Custodian, a member of its network or an Eligible Securities Depository) appointed by it as if such acts or omissions had been done by the Custodian. An initial list of Sub-Custodians and other agents has been provided by the Custodian to the Fund on or prior to the date hereof, and the Custodian will notify the Fund of any changes in such list as soon as reasonably practicable.

(b)	In performing its delegated responsibilities as Foreign Custody Manager to place or maintain the Foreign Assets of the Fund with a Sub-Custodian, the Custodian will determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by that Sub-Custodian, after considering all factors relevant to safekeeping of such Foreign Assets, including, without limitation the factors specified in Rule 17f-5(c)(1) under the 1940 Act.

(c)	Each agreement between the Custodian and each Sub-Custodian acting hereunder shall be in writing and shall contain the required provisions set forth in Rule 17f-5(c)(2) under the 1940 Act.

(d)	The Custodian shall provide written reports notifying the Board of Trustees of the withdrawal or placement of Fund Assets with a Sub-Custodian, and of any material changes with respect to the sub-custody arrangements for the Fund. Such reports will be provided to the Board of Trustees quarterly, and at such other times as the Board of Trustees deems reasonable and appropriate based on the circumstances of the arrangements for the Fund. Such reports shall include an analysis of the custody risks associated with maintaining assets with any Eligible Securities Depositories. The Custodian shall withdraw on behalf of the Fund as soon as reasonably practicable Fund Assets from any Sub-Custodian arrangement that has ceased to meet the requirements of Rule 17f-5 or Rule 17f-7 under the 1940 Act, as applicable.

(e)	With respect to its responsibilities under this Section 3.03, the Custodian hereby agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Fund Assets would exercise, or to adhere to a higher standard of care, in the performance its duties hereunder. With respect to custody of any Loans, the Custodian’s responsibility shall be limited to the exercise of reasonable care by the Custodian in the physical custody of any such documents delivered to it, and any related instrument, security, credit agreement, assignment agreement and/or other agreements or documents, if any, that may be delivered to it. The Custodian further represents and warrants that the Fund Assets will be subject to reasonable care if maintained with a Sub-Custodian, taking into consideration all factors relevant to the safekeeping of such assets, including, without limitation: (i) the Sub-Custodian’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), its method of keeping custodial records, and its security and data protection practices; (ii) whether the Sub-Custodian has the requisite financial strength to provide reasonable care for Fund Assets; (iii) the Sub-Custodian’s general reputation and standing and, in the case of a Securities Depository, the Securities Depository’s operating history and number of participants; and (iv) whether the Fund will have jurisdiction over and be able to enforce judgments against the Sub-Custodian, such as by virtue of the existence of any offices of the Sub-Custodian in the United States or the Sub-Custodian’s consent to service of process in the United States.

(f)	The Custodian has, and will insure that each Sub-Custodian has, established a system to monitor on a continuing basis (i) the appropriateness of maintaining Fund Assets with a particular Sub-Custodian; (ii) the performance of the contract governing the Custodian’s arrangements with such Sub-Custodian; and (iii) the custody risks of maintaining assets with an Eligible Securities Depository. The Custodian shall promptly notify the Fund or its investment adviser of any material change in these risks.

(g)	The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to Foreign Securities to which the Fund shall be entitled and shall credit such income, as collected, to the Fund Custody Account. In the event that extraordinary measures are required to collect such income, the Fund and the Custodian shall consult as to the measures to be taken and as to the compensation and expenses of the Custodian relating to such measures.

3.04 Delivery of Fund Assets to the Custodian. The Fund shall deliver, or cause to be delivered, to the Custodian from time to time all of its assets, including (i) all payments of income, payments of principal and capital distributions received by the Fund with respect to its Fund Assets at any time during the period of this Agreement, and (ii) all cash received by the Fund for the issuance of its Shares. With respect to Loans, the Loan Documents and other underlying loan documents may be delivered to the Custodian at the address identified below in Section 15.08. With respect to assets other than Loans, such assets shall be delivered to the Custodian, and at the address identified below in Section 15.08. Except to the extent otherwise expressly provided herein, delivery of Securities to the Custodian shall be in Street Name or other good delivery form. The Custodian shall not be responsible for such Securities, cash or other assets until actually delivered to, and received by it.

3.05 Securities Depositories and Book-Entry Systems. The Custodian may deposit and/or maintain Securities (excluding Loans) of the Fund in a Securities Depository or in a Book-Entry System, subject to the following provisions:

(a)	The Custodian, on an on-going basis, shall deposit in a Securities Depository or Book-Entry System all Securities eligible for deposit therein and shall make use of such Securities Depository or Book-Entry System to the extent possible and practical in connection with its performance hereunder, including, without limitation, in connection with settlements of purchases and sales of Securities, loans of Securities, and deliveries and returns of collateral consisting of Securities.

(b)	Securities (other than Loans) of the Fund kept in a Book-Entry System or Securities Depository shall be kept in an account (“Depository Account”) of the Custodian in such Book-Entry System or Securities Depository which includes only assets held by the Custodian as a fiduciary or custodian for its customers.

(c)	The records of the Custodian with respect to Securities of the Fund maintained in a Book-Entry System or Securities Depository shall, by book-entry, identify such Securities (other than Loans) as belonging to the Fund.

(d)	If Securities purchased by the Fund are to be held in a Book-Entry System or Securities Depository, the Custodian shall pay for such Securities upon (i) receipt of advice from the Book-Entry System or Securities Depository that such Securities have been transferred to the Depository Account, and (ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the Fund. If Securities sold by the Fund are held in a Book-Entry System or Securities Depository, the Custodian shall transfer such Securities upon (i) receipt of advice from the Book-Entry System or Securities Depository that payment for such Securities has been transferred to the Depository Account, and (ii) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the Fund.

(e)	The Custodian shall provide the Fund, promptly upon request by the Fund, with copies of any report obtained by the Custodian from a Book-Entry System or Securities Depository in which Securities of the Fund are kept on the internal accounting controls and procedures for safeguarding Securities deposited in such Book-Entry System or Securities Depository.

(f)	Notwithstanding anything to the contrary in this Agreement, the Custodian shall be liable to the Fund for any loss or damage to the Fund resulting from (i) the use of a Book-Entry System or Securities Depository by reason of any bad faith, negligence or willful misconduct on the part of the Custodian or any Sub-Custodian, or (ii) failure of the Custodian or any Sub-Custodian to enforce effectively such rights as it may have against a Book-Entry System or Securities Depository. At its election, the Fund shall be subrogated to the rights of the Custodian with respect to any claim against a Book-Entry System or Securities Depository or any other person from any loss or damage to the Fund arising from the use of such Book-Entry System or Securities Depository, if and to the extent that the Fund has not been made whole for any such loss or damage.

(g)	With respect to its responsibilities under this Section 3.05 and pursuant to Rule 17f-4 under the 1940 Act, the Custodian hereby agrees to (i) exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain such financial assets, (ii) provide, promptly upon request by the Fund, such reports as are available concerning the Custodian’s internal accounting controls and financial strength, and (iii) require any Sub-Custodian at a minimum to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain assets corresponding to the security entitlements of its entitlement holders.

3.06 Disbursement of Moneys from Fund Custody Account. Upon receipt of Proper Instructions, the Custodian shall disburse moneys from the Fund Custody Account but only in the following cases:

(a)

For the purchase of Securities for the Fund but only in accordance with Section 4.01 of this Agreement and only (i) in the case of Securities (other than options on Securities, futures contracts and options on futures contracts), against the delivery to the Custodian (or any Sub-Custodian) of such Securities registered as provided in Section 3.09 below or in proper form for transfer, or if the purchase of such Securities is effected through a Book-Entry System or Securities Depository, in accordance with the conditions set forth in Section 3.05 above; (ii) in the case of options on Securities, against delivery to the Custodian (or any Sub-Custodian) of such receipts as are required by the customs prevailing among dealers in such options; (iii) in the case of futures contracts and options on futures contracts, against delivery to the Custodian (or any Sub-Custodian) of evidence of title thereto in favor of the Fund or any nominee referred to in Section 3.09 below; and (iv) in the case of repurchase or reverse repurchase agreements entered into between the Fund and (x) a bank which is a member of the Federal Reserve System or (y) a primary dealer in U.S. Government securities, against delivery of the purchased Securities either in certificate form or through an entry crediting the Custodian’s account at a Book-Entry System or Securities Depository with such Securities;

(b)	In connection with the conversion, exchange or surrender, as set forth in Section 3.07(f) below, of Securities owned by the Fund;

(c)	For the payment of any dividends or capital gain distributions declared by the Fund;

(d)	In payment of the price of Shares repurchased in open-market purchases or through tender offers, as provided in Section 5.01 below;

(e)	For the payment of any expense or liability incurred by the Fund, including, but not limited to, the following payments for the account of the Fund: interest; taxes; administration, investment advisory, accounting, auditing, transfer agent, custodian, trustee and legal fees; and other operating expenses of the Fund; in all cases, whether or not such expenses are to be in whole or in part capitalized or treated as deferred expenses;

(f)	For transfer in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the 1934 Act and a member of FINRA, relating to compliance with rules of the Options Clearing Corporation and of any registered national securities exchange (or of any similar organization or organizations) regarding escrow or other arrangements in connection with transactions by the Fund;

(g)	For transfer in accordance with the provisions of any agreement among the Fund, the Custodian and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any contract market (or any similar organization or organizations) regarding account deposits in connection with transactions by the Fund;

(h)	For the funding of any uncertificated time deposit or other interest-bearing account with any banking institution (including the Custodian), which deposit or account has a term of one year or less; and

(i)	For any other proper purpose, but only upon receipt of Proper Instructions, specifying the amount and purpose of such payment, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is to be made.

3.07 Delivery of Securities from Fund Custody Account. Upon receipt of Proper Instructions, the Custodian shall release and deliver, or cause the Sub-Custodian to release and deliver, Securities from the Fund Custody Account or Loan Documents for the Fund but only in the following cases:

(a)	Upon the sale of Securities for the account of the Fund but only against receipt of payment therefor in cash, by certified or cashiers check or bank credit (a practice conventionally known as “DVP/RVP”);

(b)	In the case of a sale effected through a Book-Entry System or Securities Depository, in accordance with the provisions of Section 3.05 above;

(c)	To an offeror’s depository agent in connection with tender or other similar offers for Securities of the Fund; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

(d)	To the issuer thereof or its agent (i) for transfer into the name of the Fund, the Custodian or any Sub-Custodian, or any nominee or nominees of any of the foregoing, or (ii) for exchange for a different number of certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new Securities are to be delivered to the Custodian;

(e)	To the broker selling the Securities, for examination in accordance with the “street delivery” custom;

(f)	For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the issuer of such Securities, or pursuant to provisions for conversion contained in such Securities, or pursuant to any deposit agreement, including surrender or receipt of underlying Securities in connection with the issuance or cancellation of depository receipts; provided that, in any such case, the new Securities and cash, if any, are to be delivered to the Custodian;

(g)	Upon receipt of payment therefor pursuant to any repurchase or reverse repurchase agreement entered into by the Fund;

(h)	In the case of warrants, rights or similar Securities, upon the exercise thereof, provided that, in any such case, the new Securities and cash, if any, are to be delivered to the Custodian;

(i)	For delivery in connection with any loans of Securities of the Fund, but only against receipt of such collateral as the Fund shall have specified to the Custodian in Proper Instructions;

(j)	For delivery as security in connection with any borrowings by the Fund requiring a pledge of assets by the Fund, but only against receipt by the Custodian of the amounts borrowed;

(k)	Pursuant to any authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

(l)	For delivery in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the 1934 Act and a member of FINRA, relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or of any similar organization or organizations) regarding escrow or other arrangements in connection with transactions by the Fund;

(m)	For delivery in accordance with the provisions of any agreement among the Fund, the Custodian and a futures commission merchant registered under the Commodity Exchange

Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any contract market (or any similar organization or organizations) regarding account deposits in connection with transactions by the Fund;

(n)	For any other proper corporate purpose, but only upon receipt of Proper Instructions, specifying the Securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of such Securities shall be made; or

(o)	To brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom for registered investment companies; provided that in any such case the Custodian shall have no responsibility or liability for any loss arising from the delivery of such Securities prior to receiving payment for such Securities except as may arise from the Custodian’s own negligence or willful misconduct.

3.08 Actions Not Requiring Proper Instructions. Unless otherwise instructed by Proper Instructions, the Custodian shall with respect to all Securities held for the Fund:

(a)	Subject to Section 9.04 below, collect on a timely basis all income and other payments to which the Fund is entitled either by law or pursuant to custom in the securities business;

(b)	Present for payment and, subject to Section 9.04 below, collect on a timely basis the amount payable upon all Securities which may mature or be called, redeemed, or retired, or otherwise become payable;

(c)	Endorse for collection, in the name of the Fund, checks, drafts and other negotiable instruments;

(d)	Surrender interim receipts or Securities in temporary form for Securities in definitive form;

(e)	Execute, as custodian, any necessary declarations or certificates of ownership under the federal income tax laws or the laws or regulations of any other taxing authority now or hereafter in effect, and prepare and submit reports to the IRS and the Fund at such time, in such manner and containing such information as is prescribed by the IRS;

(f)	Hold for the Fund, either directly or, with respect to Securities held therein, through a Book-Entry System or Securities Depository, all rights and similar Securities issued with respect to Securities of the Fund; and

(g)	Attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with Securities and other assets of the Fund.

3.09 Registration and Transfer of Securities. All Securities (other than Loans) held for the Fund that are issued or issuable only in bearer form shall be held by the Custodian in that form, provided that any such Securities shall be held in a Book-Entry System if eligible therefor. All other Securities (other than Loans) held for the Fund may be registered in the name of the Fund, the Custodian, a Sub-Custodian or any nominee thereof, or in the name of a Book-Entry System, Securities Depository or any nominee of either thereof. The records of the Custodian with respect to foreign Securities maintained with a Sub-Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers shall identify those foreign Securities as belonging to the Fund. The Fund shall furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of any of the nominees referred to above or in the name of a Book-Entry System or Securities Depository, any Securities (other than Loans) registered in the name of the Fund.

3.10 Records.

(a)	The Custodian shall maintain complete and accurate records with respect to Fund Assets for the Fund, including (i) journals or other records of original entry containing an itemized daily record in detail of all receipts and deliveries of Securities and all receipts and disbursements of cash; (ii) ledgers (or other records) reflecting (A) Securities in transfer, (B) Securities in physical possession, (C) monies and Securities borrowed and monies and Securities loaned (together with a record of the collateral therefor and substitutions of such collateral), (D) dividends and interest received, and (E) dividends receivable and interest receivable; (iii) canceled checks and bank records related thereto; and (iv) all records relating to its activities and obligations under this Agreement. The Custodian shall keep such other books and records of the Fund as the Fund shall reasonably request, or as may be required by all applicable law, rules and regulations, including, but not limited to, Section 31 of the 1940 Act and Rule 31a-2 promulgated thereunder, and including records reflecting the activities of the Fund under Section 18 of the 1940 Act.

(b)	If requested by the Fund, the Custodian shall render to the Fund a monthly report of (i) an itemized statement of the Securities held pursuant to this Agreement as of the end of each month, as well as a list of all Securities transactions that remain unsettled at that time, and (ii) such other matters as the parties may agree from time to time.

(c)	All such books and records maintained by the Custodian shall (i) be maintained in a form acceptable to the Fund and in compliance with applicable laws, (ii) be the property of the Fund and at all times during the regular business hours of the Custodian be made available upon request for inspection by duly authorized officers, employees or agents of the Fund and employees or agents of the SEC, and (iii) if required to be maintained by Rule 31a-1 under the 1940 Act, be preserved for the periods prescribed in Rules 31a-1 and 31a-2 under the 1940 Act.

3.11 Fund Reports by Custodian. The Custodian shall furnish the Fund with a daily activity statement and a summary of all transfers to or from the Fund Custody Account on the day following such transfers. At least monthly, the Custodian shall furnish the Fund with a detailed statement of the Securities and moneys held by the Custodian and the Sub-Custodians for the Fund under this Agreement.

3.12 Other Reports by Custodian. As the Fund may reasonably request from time to time, the Custodian shall provide the Fund with reports on the internal accounting controls and procedures for safeguarding Fund Assets which are employed by the Custodian or any Sub-Custodian.

3.13 Proxies and Other Materials. The Custodian shall cause all proxies relating to Securities which are not registered in the name of the Fund to be promptly executed by the registered holder of such Securities, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Fund such proxies, all proxy soliciting materials and all notices relating to such Securities. With respect to foreign Securities, the Custodian will use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject to the laws, regulations and practical constraints that may exist in the country where such securities are issued. The Fund acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Fund to exercise shareholder rights.

3.14 Information on Corporate Actions. The Custodian shall promptly deliver to the Fund all information received by the Custodian and pertaining to Securities being held by the Fund with respect to optional tender or exchange offers, calls for redemption or purchase, or expiration of rights as described in the Standards of Service Guide attached as Exhibit B. If the Fund desires to take action with respect to any tender offer, exchange offer or other similar transaction, the Fund shall, if reasonably practicable, notify the Custodian at least three Business Days prior to the date on which the Custodian is to take such action. The Fund will, if reasonably practicable, provide or cause to be provided to the Custodian all relevant information for any Security which has unique put/option provisions at least three Business Days prior to the beginning date of the tender period.

ARTICLE IV.

PURCHASE AND SALE OF INVESTMENTS OF THE FUND

4.01 Purchase of Securities. Promptly upon each purchase of Securities (other than Loans) by the Fund, Written Instructions shall be delivered to the Custodian specifying (as applicable) (i) the name of the issuer or writer of such Securities, and the title or other description thereof, (ii) the number of shares, principal amount (and accrued interest, if any) or other units purchased, (iii) the date of purchase and settlement, (iv) the purchase price per unit, (v) the total amount payable upon such purchase, and (vi) the name of the person to whom such amount is payable. The Custodian shall upon receipt of such Securities purchased by the Fund pay out of the moneys in the Fund Custody Account the total amount specified in such Written Instructions to the person named therein. The Custodian shall be under no obligation to pay out of its own funds the cost of a purchase of Securities for the Fund, if in the Fund Custody Account for the Fund there is insufficient cash available to the Fund for which such purchase was made.

(a) In connection with its acquisition of a Loan or other delivery of a Security constituting a Loan, the Fund (or its agents) shall deliver or cause to be delivered to the Custodian a properly completed Loan Trade Confirmation containing such information in respect of such Loan as the Custodian may reasonably require in order to enable the

Custodian to perform its duties hereunder in respect of such Loan on which the Custodian may reasonably rely without further inquiry or investigation, in such form and format as the Custodian reasonably may require, and shall also deliver to the Custodian the Required Loan Documents for all Loans, including the Loan Checklist. (b) Notwithstanding anything herein to the contrary, delivery of Loans acquired by the Fund (or, if applicable, Subsidiary thereof) which constitute Noteless Loans or Participations or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the Uniform Commercial Code (“UCC”), respectively, shall be made by delivery to the Custodian of (i) in the case of a Noteless Loan, a copy of the loan register with respect to such Noteless Loan evidencing registration of such Loan on the books and records of the applicable obligor or bank agent to the name of the Fund or, if applicable, a Subsidiary (or, in either case, its nominee) or a copy (which may be a facsimile copy) of an assignment agreement in favor of the Fund (or the applicable Subsidiary) as assignee, and (ii) in the case of a Participation, a copy of the related participation agreement. Any duty on the part of the Custodian with respect to the custody of such Loans shall be limited to the standard of care created in Section 3.03 and expected of the Custodian in the physical custody of any such documents delivered to it, including Required Loan Documents and any related instrument, security, credit agreement, assignment agreement and/or other agreements or documents, if any (collectively, “Financing Documents”), that may be delivered to it. Nothing herein shall require the Custodian to credit to the Securities Account or to treat as a financial asset (within the meaning of Section 8-102(a)(9) of the UCC) any such Loan or other asset in the nature of a general intangible (as defined in Section 9-102(a)(42) of the UCC) or to “maintain” a sufficient quantity thereof.

(c) The Custodian may assume the genuineness of any such Financing Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each such Financing Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Loan to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Fund to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Loan or to compel or cause delivery thereof to the Custodian.

(d) Contemporaneously with the acquisition of any Loan or as soon thereafter as reasonably practicable, the Fund shall (i) cause the Required Loan Documents evidencing such Loan to be delivered to the Custodian; (ii) take all actions necessary for the Fund to acquire good title to such Loan; and (iii) take all actions as may be necessary (including appropriate payment notices and instructions to bank agents or other applicable paying agents) to cause (A) all payments in respect of the Loan to be made to the Custodian and (B) all notices, solicitations and other communications in respect of such Loan to be directed to the Fund. The Custodian shall have no liability for any delay or failure on the part of the Fund to provide necessary information to the Custodian, or for any inaccuracy therein or incompleteness thereof, or for any delay or failure on the part of the Fund to give such effective payment instruction to bank agents and other paying agents, in respect of the Loans. With respect to each such Loan, the Custodian shall be entitled to reasonably rely on any information and notices it may receive from time to time from the Fund, the related bank agent, obligor or similar party with respect to the related Loan Asset, and shall be entitled to update its records (as it may deem necessary or appropriate), on the basis of such information or notices received, without any obligation on its part independently to verify, investigate or recalculate such information.

4.02 Liability for Payment in Advance of Receipt of Securities Purchased. In any and every case where payment for the purchase of Securities for the Fund is made by the Custodian in advance of receipt of the Securities purchased and in the absence of specified Proper Instructions to so pay in advance, the Custodian shall be liable to the Fund for such payment.

4.03 Sale of Securities. Promptly upon each sale of Securities by the Fund, Written Instructions shall be delivered to the Custodian, specifying (as applicable) (i) the name of the issuer or writer of such Securities, and the title or other description thereof, (ii) the number of shares, principal amount (and accrued interest, if any), or other units sold, (iii) the date of sale and settlement, (iv) the sale price per unit, (v) the total amount payable upon such sale, and (vi) the person to whom such Securities are to be delivered. Upon receipt of the total amount payable to the Fund as specified in such Written Instructions, the Custodian shall deliver such Securities to the person specified in such Written Instructions. Subject to the foregoing, the Custodian may accept payment in such form as shall be satisfactory to it, and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.

4.04 Delivery of Securities Sold. Notwithstanding Section 4.03 above or any other provision of this Agreement, the Custodian, when instructed to deliver Securities or Loan Documents against payment, shall be entitled, if in accordance with generally accepted market practice for registered investment companies, to deliver or ship for delivery such Securities or Loan Documents prior to actual receipt of final payment therefor. In any such case, the Fund shall bear the risk that final payment for such Securities may not be made or that such Securities may be returned or otherwise held or disposed of by or through the person to whom they were delivered, and the Custodian shall have no liability for any for the foregoing.

4.05 Payment for Securities Sold. In its sole discretion and from time to time, the Custodian may credit the Fund Custody Account, prior to actual receipt of final payment thereof, with (i) proceeds from the sale of Securities which it has been instructed to deliver against payment, (ii) proceeds from the redemption of Securities or other assets of the Fund, and (iii) income from Fund Assets of the Fund. Any such credit shall be conditional upon actual receipt by the Custodian of final payment and may be reversed to the extent final payment is not actually received in full. The Custodian may, in its sole discretion and from time to time, permit the Fund to use funds so credited to the Fund Custody Account in anticipation of actual receipt of final payment. Any such funds shall be repayable immediately upon written demand made by the Custodian at any time prior to the actual receipt of all final payments in anticipation of which funds were credited to the Fund Custody Account.

4.06 Advances by Custodian for Settlement. The Custodian may, in its sole discretion and from time to time, advance funds to the Fund to facilitate the settlement of the Fund’s transactions in the Fund Custody Account. Any such advance shall be repayable immediately upon written demand made by the Custodian.

ARTICLE V.

REPURCHASE OF FUND SHARES

5.01 Transfer of Funds. From such funds as may be available for the purpose in the Fund Custody Account, and upon receipt of Proper Instructions specifying that the funds are required to repurchase Shares of the Fund in open market purchases or pursuant to a tender offer, the Custodian shall wire each amount specified in such Proper Instructions to or through such bank or broker-dealer as the Fund may designate.

5.02 No Duty Regarding Paying Banks. Once the Custodian has wired amounts to a bank or broker-dealer pursuant to Section 5.01 above, the Custodian shall not be under any obligation to effect any further payment or distribution by such bank or broker-dealer.

ARTICLE VI.

SEGREGATED ACCOUNTS

Upon receipt of Proper Instructions, the Custodian shall establish and maintain a segregated account or accounts for and on behalf of the Fund, into which account or accounts may be transferred Fund Assets, including Securities maintained in a Depository Account:

(a)	in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the 1934 Act and a member of FINRA (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund;

(b)	for purposes of segregating cash or Securities in connection with securities options purchased or written by the Fund or in connection with financial futures contracts (or options thereon) purchased or sold by the Fund;

(c)	which constitute collateral for loans of Securities made by the Fund;

(d)	for purposes of compliance by the Fund with requirements under the 1940 Act for the maintenance of segregated accounts by registered investment companies in connection with reverse repurchase agreements and when-issued, delayed delivery, firm commitment transactions or other transactions deemed (by rule, interpretation or practice) to create “Senior Securities” under Section 18 of the 1940 Act; and

(e)	for other proper corporate purposes, but only upon receipt of Proper Instructions setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper corporate purposes.

Each segregated account established under this Article VI shall be established and maintained for the Fund only.

ARTICLE VII.

COMPENSATION OF CUSTODIAN

7.01 Compensation. The Custodian shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit D hereto (as amended from time to time). The Custodian shall also be compensated for such customary out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by the Custodian in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify the Custodian in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Fund to the Custodian shall only be paid out of the assets and property of the Fund.

7.02 Overdrafts. The Fund is responsible for maintaining an appropriate level of short term cash investments to accommodate cash outflows. The Fund may obtain a formal line of credit for potential overdrafts of its custody account. In the event of an overdraft or in the event the line of credit is insufficient to cover an overdraft, the overdraft amount or the overdraft amount that exceeds the line of credit will be charged in accordance with the fee schedule set forth on Exhibit D hereto (as amended from time to time)

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

8.01 Representations and Warranties of the Fund. The Fund hereby represents and warrants to the Custodian, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)	This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

8.02 Representations and Warranties of the Custodian. The Custodian hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)	It is a “U.S. Bank” as defined in Rule 17f-5(a)(7) of the 1940 Act, and it has a capital, surplus and undivided profits of at least two million dollars ($2,000,000);

(c)	This Agreement has been duly authorized, executed and delivered by the Custodian in accordance with all requisite action and constitutes a valid and legally binding obligation of the Custodian, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(d)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

ARTICLE IX.

CONCERNING THE CUSTODIAN

9.01 Standard of Care. The Custodian shall exercise reasonable care, prudence and diligence in the performance of its duties and obligations under this Agreement. The Custodian shall be liable for any loss suffered by the Fund in connection with its duties under this Agreement arising out of or relating to the Custodian’s (or a Sub-Custodian’s) refusal or failure to comply with the terms of this Agreement (or any sub-custody agreement) or from its (or a Sub-Custodian’s) bad faith, negligence or willful misconduct in the performance of its duties under this Agreement (or any sub-custody agreement). The

Custodian shall be entitled to reasonably rely on and may act upon advice of outside counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice so long as such action or omission is not in breach of this Agreement. The Custodian shall promptly notify the Fund of any action taken or omitted by the Custodian pursuant to advice of counsel. Nothing herein shall obligate the Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Fund or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

9.02 Actual Collection Required. Except as otherwise provided herein, the Custodian shall not be liable for, or considered to be the custodian of, any cash belonging to the Fund or any money represented by a check, draft or other instrument for the payment of money, until the Custodian or its agents actually receives such cash or collect on such instrument.

9.03 No Responsibility for Title, etc. So long as and to the extent that it is in the exercise of at least the standard of care as set forth in with Section 9.01 hereof, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received or delivered by it pursuant to this Agreement.

9.04 Limitation on Duty to Collect. The Custodian shall not be required to enforce collection, by legal means or otherwise, of any money or property due and payable with respect to Securities held for the Fund if such Securities are in default or payment is not made after due demand or presentation.

9.05 Reliance Upon Documents and Instructions. The Custodian shall be entitled to rely upon any certificate, notice or other instrument in writing received by it and reasonably believed by it to be genuine. The Custodian shall be entitled to rely upon any Written Instructions actually received by it pursuant to this Agreement and reasonably believed by it to be genuine.

9.06 Cooperation. The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the Fund to keep the books of account of the Fund and/or compute the value of the assets of the Fund. The Custodian shall take all such reasonable actions as the Fund may from time to time request to enable the Fund to obtain, from year to year, favorable opinions from the Fund’s independent accountants with respect to the Custodian’s activities hereunder in connection with (i) the preparation of the Fund’s reports on Form N-2 and Form N-SAR and any other reports required by the SEC, and (ii) the fulfillment by the Fund of any other requirements of the SEC.

ARTICLE X.

INDEMNIFICATION

10.01 Indemnification by the Fund. The Fund shall indemnify and hold harmless the Custodian, any Sub-Custodian and any nominee thereof (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) that an Indemnified Party may sustain or incur or that may be asserted against an

Indemnified Party by any person arising directly or indirectly (i) from the fact that Securities are registered in the name of any such nominee, (ii) from any action taken or omitted to be taken by the Custodian or such Sub-Custodian (a) at the request or direction of or in reliance on the advice of the Fund, or (b) in compliance with Proper Instructions, or (iii) from the performance of its obligations under this Agreement or any sub-custody agreement in accordance with the terms hereof or thereof; provided that the Fund shall have no obligation to indemnify or hold harmless the Custodian, any Sub-Custodian or any nominee thereof from and against any such claim, demand, loss, expense or liability arising out of or relating to its refusal or failure to comply with the terms of this Agreement (or any sub-custody agreement), or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement (or any sub-custody agreement). This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the terms “Custodian” and “Sub-Custodian” shall include their respective directors, officers and employees.

10.02 Indemnification by Custodian. The Custodian shall indemnify and hold harmless the Fund from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising directly or indirectly out of any action taken or omitted to be taken by an Indemnified Party as a result of the Indemnified Party’s refusal or failure to comply with the terms of this Agreement or any sub-custody agreement, or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement or any sub-custody agreement. This indemnity shall be a continuing obligation of the Custodian, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s trustees, officers and employees.

10.03 Security. If the Custodian advances cash or Securities to the Fund for any purpose, either at the Fund’s request or as otherwise contemplated in this Agreement, or in the event that the Custodian or its nominee incurs, in connection with its performance under this Agreement, any claim, demand, loss, expense or liability (including reasonable attorneys’ fees) that is required to be indemnified by the Fund pursuant to Section 10.01, then, in any such event, any property at any time held for the account of the Fund shall be security therefor, and should the Fund fail promptly to repay or indemnify the Custodian, the Custodian shall be entitled to utilize available cash of the Fund and to dispose of other assets of the Fund to the extent necessary to obtain reimbursement or indemnification.

10.04 Miscellaneous.

(a)	Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

(b)	The indemnity provisions of this Article shall indefinitely survive the termination and/or assignment of this Agreement.

(c)	In order that the indemnification provisions contained in this Article X shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Article X. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

ARTICLE XI.

FORCE MAJEURE

Neither the Custodian nor the Fund shall be liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; acts of terrorism; sabotage; strikes; epidemics; riots; power failures; computer failure and any such circumstances beyond its reasonable control as may cause interruption, loss or malfunction of utility, transportation, computer (hardware or software) or telephone communication service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; provided, however, that in the event of a failure or delay, the Custodian (i) shall not discriminate against the Fund in favor of any other customer of the Custodian, and (ii) shall use its best efforts to ameliorate the effects of any such failure or delay.

ARTICLE XII.

PROPRIETARY AND CONFIDENTIAL INFORMATION

12.01 The Custodian agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval may not be withheld where the Custodian may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when required to divulge such information by duly constituted governmental authorities, provided that the Custodian will promptly report such disclosure to the Fund if disclosure is permitted by applicable law and regulation, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of the Custodian or any of its employees, agents or representatives, and information that was already in the possession of the Custodian prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

12.02 Further, the Custodian will adhere to the privacy policies adopted by the Fund and comply with Title V of the Gramm-Leach-Bliley Act or other applicable laws, rules or regulations, as such may be modified from time to time. In this regard, the Custodian shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.

ARTICLE XIII.

EFFECTIVE PERIOD; TERMINATION

13.01 Effective Period. This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years.

13.02 Termination. This Agreement may be terminated (i) by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the relevant parties, (ii) upon the breach by the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party, or (iii) by the Fund immediately, at any time in the event the Fund believes the Custodian is or may become insolvent or that the financial condition of the Custodian is deteriorating in any material respect, or following the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

13.03 Appointment of Successor Custodian. If a successor custodian shall have been appointed by the Board of Trustees of the Fund, the Custodian shall, upon receipt of a notice of acceptance by the successor custodian, on such specified date of termination (i) deliver directly to the successor custodian all Fund Assets (other than Securities held in a Book-Entry System or Securities Depository) then owned by the Fund and held by the Custodian and (ii) transfer any Securities held in a Book-Entry System or Securities Depository to an account of or for the benefit of the Fund at the successor custodian. In such instance, the Fund shall pay to the Custodian all unpaid fees and unreimbursed expenses and other amounts to the payment or reimbursement of which it shall then be entitled. The Fund shall pay (a) all fees associated with converting services to a successor service provider and (b) all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider, as well as all reasonable out-of-pocket costs associated with (a) and (b) above. In addition, the Custodian shall transfer to such successor custodian all relevant books, records, correspondence, and other data established or maintained by the Custodian under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which the Custodian has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Custodian’s personnel in the establishment of books, records, and other data by such successor. Upon such delivery and transfer, the Custodian shall be relieved of all obligations under this Agreement, except as otherwise specified herein.

13.04 Failure to Appoint Successor Custodian. If a successor custodian is not designated by the Fund on or before the date of termination of this Agreement, then the Custodian shall have the right to deliver to a bank or trust company of its own selection, which bank or trust company (i) is a “bank” as defined in Section 2(a)(5) of the 1940 Act, (ii) has aggregate capital, surplus and undivided profits as shown on its most recent published report of not less than $25 million and (iii) in all other respects meets the requirements of a custodian under the 1940 Act and the rules and regulations promulgated thereunder, all Fund Assets held by the Custodian under this Agreement and to transfer to an account of or for the Fund at such bank or trust company all Securities of the Fund held in a Book-Entry System or Securities Depository. Upon such delivery and transfer, such bank or trust company shall be the successor custodian under this Agreement and the Custodian shall be relieved of all obligations under this Agreement, except as otherwise specified herein. In addition, under these circumstances, all books, records and other data of the Fund shall be returned to the Fund.

ARTICLE XIV.

CLASS ACTIONS

The Custodian shall use its best efforts to identify and file claims for the Fund involving any class action litigation that impacts any security the Fund may have held during the class period. The Fund agrees that the Custodian may file such claims on its behalf and understands that it may be waiving and/or releasing certain rights to make claims or otherwise pursue class action defendants who settle their claims. Further, the Fund acknowledges that there is no guarantee these claims will result in any payment or partial payment of potential class action proceeds and that the timing of such payment, if any, is uncertain.

However, the Fund may instruct the Custodian to distribute class action notices and other relevant documentation to the Fund or its designee and, if it so elects, will relieve the Custodian from any and all liability and responsibility for filing class action claims on behalf of the Fund.

In the event the Fund has ceased operations, the Custodian shall only file the class action claims upon written instructions by an authorized representative of the closed Fund. Any expenses associated with such filing will be assessed against the proceeds received of any class action settlement. Notwithstanding the terms of this paragraph, the Custodian shall use reasonable efforts to provide notice of any such class action to an authorized representative who is authorized to make such a decision.

ARTICLE XV.

MISCELLANEOUS

15.01 Compliance with Laws. The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940

Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. The Custodian’s services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

15.02 Amendment. This Agreement may not be amended or modified in any manner except by written agreement executed by the Custodian and the Fund, and authorized or approved by the Board of Trustees.

15.03 Assignment. This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Custodian, or by the Custodian without the written consent of the Fund accompanied by the authorization or approval of the Board of Trustees.

15.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder. Any dispute arising under this Agreement shall be filed in the federal court of the Southern District of Ohio.

15.05 No Agency Relationship. Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement. The Custodian shall be an independent contractor of the Fund and neither the Custodian nor any of its managers, officers, employees, representatives or agents as such, is or shall be an employee of the Fund. The Custodian is responsible for its own conduct and the employment, control and conduct of its managers, officers, employees, representatives and agents.

15.06 Services Not Exclusive. Nothing in this Agreement shall limit or restrict the Custodian from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

15.07 Invalidity. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

15.08 Notices. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to the Custodian shall be sent to:

U.S Bank, N.A.

1555 N. Rivercenter Dr., MK-WI-S302

Milwaukee, WI 53212

Attn: Tom Fuller

Phone: 414-905-6118

Fax: 866-350-5066

With a copy of notices related to Loans or Loan Documents, to

U.S. Bank National Association

One Federal Street, 3rd Floor

Boston, MA 02110

Ref: [            ]

Attn: Craig Healy, Assistant Vice President

E-mail: craig.healy@usbank.com

Facsimile No.: 866-476-5522

and notice to the Fund shall be sent to:

DoubleLine Income Solutions

c/o Doubleline Capital LP

Attn: President

333 South Grand Ave, Suite 1800

Los Angeles, CA 90071

With a copy to:

DoubleLine Group

Attn: General Counsel

333 South Grand Ave, Suite 1800

Los Angeles, CA 90071

15.09 Multiple Originals. This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute but one and the same instrument.

15.10 No Waiver. No failure by either party hereto to exercise, and no delay by such party in exercising, any right hereunder shall operate as a waiver thereof. The exercise by either party hereto of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein are cumulative and not exclusive of any remedies provided at law or in equity.

15.11 References to the Custodian. The Fund shall not circulate any printed matter which contains any reference to the Custodian without the prior written approval of the Custodian, excepting printed matter contained in the Prospectus or statement of additional information for the Fund and such other printed matter as merely identifies the Custodian as custodian for the Fund. The Fund shall submit printed matter requiring approval to the Custodian in draft form, allowing sufficient time for review by the Custodian and its counsel prior to any deadline for printing.

15.12 Limited Recourse. The Custodian agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the assets of the Fund. The Custodian further agrees that it will not seek satisfaction of any obligation of the Fund from any shareholders of the Fund, from the Board of Trustees of the Fund or any individual Trustee, or from any officer, employee or agent of the Fund.

[Signature page follows]

NOTICE

A copy of the Agreement and Declaration of Trust of the Fund, as amended or restated from time to time, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by an officer or trustee of the Fund in his or her capacity as an officer or trustee of the Fund and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Fund individually, but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

DOUBLELINE INCOME SOLUTIONS FUND	U.S. BANK NATIONAL ASSOCIATION

By:	By:

Name:	Name: Michael R. McVoy

Title:	Title: Senior Vice President

EXHIBIT A

AUTHORIZED PERSONS

Set forth below are the names and specimen signatures of the persons authorized by the Fund to administer the Fund Custody Account.

Authorized Persons	Specimen Signatures

EXHIBIT B

U.S. Bank Institutional Custody Services

Standards of Service Guide

U.S. Bank, N.A. (“U.S. Bank”) is committed to providing superior quality service to all customers and their agents at all times. We have compiled this guide as a tool for our clients to determine our standards for the processing of security settlements, payment collection, and capital change transactions. Deadlines recited in this guide represent the times required for U.S. Bank to guarantee processing. Failure to meet these deadlines will result in settlement at our client’s risk. In all cases, U.S. Bank will make every effort to complete all processing on a timely basis.

U.S. Bank is a direct participant of the Depository Trust Company, a direct member of the Federal Reserve Bank of Cleveland, and utilizes the Bank of New York Mellon as its agent for ineligible and foreign securities.

For corporate reorganizations, U.S. Bank utilizes SEI’s Reorg Source, Financial Information, Inc., XCITEK, DTC Important Notices, Capital Changes Daily (CCH) and the Wall Street Journal.

For bond calls and mandatory puts, U.S. Bank utilizes SEI’s Bond Source, Kenny Information Systems, Standard & Poor’s Corporation, XCITEK, and DTC Important Notices. U.S. Bank will not notify clients of optional put opportunities.

Any securities delivered free to U.S. Bank or its agents must be received three (3) business days prior to any payment or settlement in order for the U.S. Bank standards of service to apply.

Should you have any questions regarding the information contained in this guide, please feel free to contact your account representative.

The information contained in this Standards of Service Guide is subject to change. Should any changes be made U.S. Bank will provide you with an updated copy of its Standards of Service Guide.

Exhibit C to the Custody Agreement - DoubleLine Income Solutions Fund

List of Data Elements for Loan Trade Confirmation

Trade Date

Issuer Description

Investment Description

CUSIP/Investment ID

Maturity Date

Coupon Rate

Currency

Quantity

Price

Trade Fees

Accrued Interest

Broker

Comments

EXHIBIT D to the Custody Agreement – DoubleLine Income Solutions Fund

DOMESTIC CUSTODY SERVICES FEE SCHEDULE at March, 2013

Annual Fee Based Upon Average Total Managed Assets of the Fund*

0.40 basis points on [average daily market value]

Minimum annual fee - $4,800

Plus portfolio transaction fees

Portfolio Transaction Fees

$4.00 /book entry DTC transaction/Federal Reserve transaction/principal paydown

$7.00 /U.S. Bank repurchase agreement transaction

$6.00 /short sale

$8.00 /option/future contract written, exercised or expired

$15.00 /mutual fund trade/Fed wire/margin variation Fed wire

$50.00 /physical security transaction

$5.00 /disbursement (waived if U.S. Bancorp is Administrator)

$150.00 /segregated account per year

¡	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
¡	No charge for the initial conversion free receipt.
¡	Overdrafts – charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses

Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.

Fees are billed monthly.

Exhibit D (continued) – DoubleLine Income Solutions Fund

GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at March, 2013
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	12.00	$32	Lebanon	All	20.00	$72
Australia	All	1.00	$15	Lithuania	All	16.00	$40
Austria	All	1.70	$17	Luxembourg	All	3.20	$25
Bahrain	All	40.00	$112	Malaysia	All	2.90	$39
Bangladesh	All	32.00	$120	Mali*	All	32.00	$124
Belgium	All	1.20	$22	Malta	All	17.60	$60
Benin*	All	32.00	$124	Mauritius	All	24.00	$80
Bermuda	All	12.00	$48	Mexico	All	1.50	$10
Botswana	All	20.00	$40	Morocco	All	28.00	$80
Brazil	All	7.20	$17	Namibia	All	24.00	$40
Bulgaria	All	32.00	$64	Netherlands	All	1.50	$12
Burkina Faso*	All	32.00	$124	New Zealand	All	2.00	$26
Canada	All	1.00	$6	Niger*	All	32.00	$124
Cayman Islands*	All	0.80	$8	Nigeria	All	24.00	$40
Channel Islands*	All	1.20	$20	Norway	All	1.50	$22
Chile	All	16.00	$48	Oman	All	40.00	$112
China“A” Shares	All	9.60	$42	Pakistan	All	24.00	$80
China“B” Shares	All	9.60	$42	Peru	All	35.00	$85
Columbia	All	32.00	$80	Philippines	All	3.90	$36
Costa Rica	All	12.00	$48	Poland	All	12.00	$24
Croatia	All	28.00	$52	Portugal	All	4.80	$39
Cyprus*	All	12.00	$45	Qatar	All	36.00	$112
Czech Republic	All	9.60	$24	Romania	All	28.00	$80
Denmark	All	1.50	$24	Russia	Equities/Bonds	30.00	$165
Ecuador	All	28.00	$52	Russia	MINFINs	12.00	$40
Egypt	All	25.60	$64	Senegal*	All	32.00	$124
Estonia	All	5.60	$20	Singapore	All	1.50	$20
Euromarkets(3)	All	1.00	$4	Slovak Republic	All	20.00	$88
Finland	All	2.40	$22	Slovenia	All	20.00	$88
France	All	1.00	$15	South Africa	All	1.50	$8
Germany	All	1.00	$15	South Korea	All	4.80	$10
Ghana	All	20.00	$40	Spain	All	1.00	$15
Greece	All	7.20	$33	Sri Lanka	All	12.00	$48
Guinea Bissau*	All	40.00	$124	Swaziland	All	24.00	$40
Hong Kong	All	2.00	$25	Sweden	All	1.00	$22
Hungary	All	20.00	$60	Switzerland	All	1.00	$24
Iceland	All	12.00	$45	Taiwan	All	12.00	$64
India	All	8.00	$84	Thailand	All	2.90	$22
Indonesia	All	5.80	$68	Togo*	All	32.00	$124
Ireland	All	1.50	$15	Trinidad & Tobago*	All	24.00	$52
Israel	All	9.60	$29	Tunisia	All	32.00	$36
Italy	All	1.50	$24	Turkey	All	9.60	$10
Ivory Coast	All	32.00	$124	UAE	All	36.00	$104
Jamaica*	All	28.00	$40	United Kingdom	All	1.00	$5
Japan	All	1.00	$8	Ukraine	All	19.20	$29
Jordan	All	32.00	$100	Uruguay	All	40.00	$52
Kazakhstan	All	48.00	$120	Venezuela	All	32.00	$100
Kenya	All	24.00	$40	Vietnam*	All	32.00	$104
Latvia	Equities	12.00	$60	Zambia	All	24.00	$40
Latvia	Bonds	20.00	$72
*	Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

¡	Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).
¡	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Straight Through Processing – fees waived.

Cash Transactions:

¡	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $50.

Tax Reclamation Services: May be subject to additional charges depending upon the service level agreed. Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Out of Pocket Expenses

¡	Charges incurred by U.S. Bank, N.A. for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
¡	A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
¡	SWIFT reporting and message fees.

Exhibit D (continued) – DoubleLine Income Solutions Fund

Schedule of Fees at March, 2013 for Services as Bank Loan Custodian - DoubleLine Income Solutions Fund

Initial Acceptance Fee per Custodial Account:	$1,000.00
Covers the complete review of all the transaction Agreements, establishment of the collateral database and report development. Payable at closing.

Annual Administration Fee:	2.00 Basis Points
Compensation for the duties of custodian, collateral administrator and all other administrative and reporting functions under the documents. The fee is based on the quoted basis points times the simple average of the par value of the Collateral on the first and the last day of the Period. This schedule assumes that the custodial accounts will be invested in a U.S. Bank offered permitted investment as defined within the documents. Fee to be paid quarterly in arrears based on the actual number of days in the Period.

This schedule assumes a minimum annual administration fee of $5,000.

Loan Pricing:	1) $14.00 per
Compensation for monthly pricing of loan positions. Fee payable monthly.	loan

(Monthly)

Out-of-Pocket Expenses:	2) AT COST
Includes all related expenses, including but not limited to: postage, travel, counsel fees and disbursements. Payable at closing.

Extraordinary fees are payable to the Trustee or Agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of Business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction.

Exhibit D (continued) to the Custody Agreement – DoubleLine Income Solutions Fund

Schedule of Fees

Loan Closing Services at March, 2013

Loan Closing and Settlement:

➢ Primary, Secondary and Distressed

¡ Par and near par trade settlement

¡ Distressed loan settlement coordinated through legal counsel

➢ Assignments, Participations and Nettings

¡ Trade settlement facilitated through LSTA and LMA documents and guidelines

➢ Direct and Third-Party Settlement

¡ Follow-Up with Agent Banks on trade settlement

¡ Trade closing coordinated with Third-Party settlement agents

➢ Reporting and Data Management

¡ Loan settlement daily pending trades

¡ Agreed Upon customized reports

Loan Trade Settlement Fees:
	ClearPar/TSI	Paper
Par / Near Par / Distressed	3) $300	4) $350
Allocations Included	5) 5	6) 5
Each Additional Allocation	7) $50	8) $50
Netting Trades	9) $400	10) $400

Extraordinary fees are payable to the Trustee or Agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of Business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction

Exhibit D (continued) to the Custody Agreement – DoubleLine Income Solutions Fund

U.S. BANK NATIONAL ASSOCIATION

Schedule of Fees

for

Document Custodial Services

Acceptance Fee:

¡	U.S. Bank will charge an acceptance fee of $1,000.00 for the review and execution of the Custodial Agreement and initiating the procedures/controls.

File Receipt and Setup:

¡	U.S. Bank will charge a file receipt and setup fee of $10.00 per document.

File Maintenance/Storage Fee:

¡	U.S. Bank will charge a file storage fee of $5.00 per file per month to store collateral files. The fee will be billed based on the number of collateral files held in the account at month-end.

Insert Fee :

¡	U.S. Bank will charge an insert fee of $5.00 per document for inserting document files.

Release Fee:

¡	U.S. Bank will charge a processing fee of $10.00 for each individual file/document released.
¡

U.S. Bank will charge a rejected release request fee of $2.00. This fee applies to all release requests that cannot be processed due to incorrect information provided on the form by the servicer (i.e. wrong loan number, pool number, etc.) or for release requests for which the collateral file has already been released.

Transfer Fee:

¡	U.S. Bank will charge a transfer fee of $5.00 per file per occurrence

File Reinstatement Fee:

¡	U. S. Bank will charge a reinstatement fee of $5.00 for each file/document reinstatement transaction processed. This includes re-review of the file to ensure appropriate documents returned.

Photocopies:

¡	U.S. Bank will charge $1.00 per page for copies initiated upon customer request.

Facsimiles:

¡	U.S. Bank will charge $1.00 per page for facsimiles initiated upon customer request.

Exhibit D (continued) to the Custody Agreement – DoubleLine Income Solutions Fund

Audit/Due Diligence:

¡	U.S. Bank will charge a fee of $350.00 per day when files need to be reviewed in connection with an audit or due diligence examination initiated by the customer.

Research Fee:

¡	U.S. Bank will charge a fee of $10.00 per file for research initiated by the customer.

Out-of-Pocket Expenses:

¡	All reasonable out-of-pocket expenses including shipping and counsel fees, if any, will be billed to the customer at cost.

EXHIBIT E

SHAREHOLDER COMMUNICATIONS ACT AUTHORIZATION

DOUBLELINE INCOME SOLUTIONS FUND

The Shareholder Communications Act of 1985 requires banks and trust companies to make an effort to permit direct communication between a company which issues securities and the shareholder who votes those securities.

Unless you specifically require us to NOT release your name and address to requesting companies, we are required by law to disclose your name and address.

Your “yes” or “no” to disclosure will apply to all securities U.S. Bank holds for you now and in the future, unless you change your mind and notify us in writing.

YES	U.S. Bank is authorized to provide the Fund’s name, address and security position to requesting companies whose stock is owned by the Fund.
NO	U.S. Bank is NOT authorized to provide the Fund’s name, address and security position to requesting companies whose stock is owned by the Fund.

DOUBLELINE INCOME SOLUTIONS FUND

By:

Title:

Date: